Exhibit 99.2

                CHARTER FINANCIAL REPORTS THIRD QUARTER EARNINGS

        -- Two Branches Opened in Auburn-Opelika Area

        -- Retail Deposit Balances Grow $42.2 Million to $322.1 Million

        -- Net Interest Income Squeezed by Rising Interest Rates

WEST POINT, Ga., July 25 /PRNewswire-FirstCall/ -- Charter Financial Corporation (Nasdaq: CHFN) today reported third quarter fiscal 2006 net income of $2.6 million, or $0.13 per share, compared with net income of $3.2 million, or $0.16 per share, in same quarter of the prior year. The June 2005 quarter included $1.9 million in gain on sale of Freddie Mac stock while there were no gains in the June 2006 quarter. Net income for the nine months ending June 30, 2006 was $10.4 million or $0.54 per share compared with $8.6 million or $0.44 per share for the comparable period in the prior year.

Net income for the third quarter was approximately the same as the second quarter of 2006. Lower net interest income and higher operating expenses were offset by higher deposit fees and lower income taxes. Net interest income was affected as short-term interest rates, which are the basis for what the Company pays on deposits, rose significantly. Rates on deposits have, until recently, lagged behind overall market rates. As a result of increased rates, the cost of deposits was higher and net interest income declined from the prior quarter.

"We continue to progress in building our retail franchise with the opening of two branches in the Auburn-Opelika, Alabama market," said Robert L. Johnson, president and chief executive officer. "We replaced our downtown Opelika branch with a larger, more efficient facility that offers customers an improved banking experience. We also opened a new facility on College Street in Auburn. Together, these upgraded facilities significantly improve our ability to serve this market."

"We increased our retail deposits by $43.2 million during the quarter. Deposit fees also increased by approximately 11 percent to $981,000 for the quarter from $883,000 for the prior quarter and $679,000 in the comparable quarter a year ago, reflecting the continued success of our program to market our suite of checking products," Johnson added.

Noninterest expense rose to $5.3 million in the third quarter from $4.9 million in the prior quarter and $4.5 million in the comparable quarter a year ago. The increase was due to a number of factors, including increased staffing and the cost of additional employees in the newly opened, larger branch offices. Also, the Company made changes to its incentive compensation plan that resulted in faster accrual of the costs associated with that plan. The Company's continuing strong performance also required that accruals for employee bonuses at a faster rate based on the possibility that the Company may achieve better results in fiscal 2006 than previously assumed.

During the nine months ended June 30, 2006, the Company recognized $4.8 million in income from sales of Freddie Mac common stock compared with $4.5 million in the prior year period. The sales resulted from exercises of covered calls written by the Company. These sales allow the Company to realize the value of this asset at a measured pace. However, further sales this year are less likely with the decline in the price of Freddie Mac stock.

Income tax expense was $395,000 for the quarter compared with $936,000 for the prior quarter and $1.2 million in the comparable quarter a year ago. This resulted in an effective tax rate of 13.41% for the quarter ended June 30, 2006 versus 26.84% for the prior quarter. The lower taxes are the result of revised projections, which indicate our overall effective rate for the fiscal year will be lower than previously projected.

Charter Financial Corporation is a savings and loan holding Company and the parent Company of CharterBank, a full-service community bank and a federal savings institution. Charter Financial Corporation and its subsidiary, CharterBank, are in a mutual holding Company structure. Charter Financial owns
4.4 million shares of Freddie Mac common stock with a market value of $253.0 million. CharterBank is headquartered in West Point, Georgia, and operates nine full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain "forward-looking statements" that may be identified by use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     Selected Financial Data (in thousands except share and per share data):

                               June 30,        March 31,     September 30,      June 30,
                                 2006            2006            2005             2005
                             -------------   -------------   -------------   -------------
                                                       Unaudited
Total Assets                 $   1,105,187   $   1,100,952   $   1,050,570   $   1,081,518
Loans Receivable,
 Net                               384,974         383,480         356,808         338,201
Mortgage Securities
 Available for Sale                320,102         331,094         358,461         379,886
Freddie Mac Common
 Stock                             252,982         270,688         254,776         295,981
Other Investment
 Securities                         37,710          37,589          17,712           9,951
Retail Deposits                    322,093         278,862         250,391         237,799
Core Deposits                      175,643         143,386         131,361         126,647
Total Deposits                     396,406         365,501         320,129         291,773
Deferred Income Taxes               90,026          98,553          93,271         109,641
Borrowings                         361,660         366,935         382,336         395,817
Realized Stockholders'
 Equity*                            99,411          97,781          93,825          91,530
Accumulated Other
 Comprehensive
 Income**                          144,244         157,807         149,405         177,238
Total Equity                       243,655         255,588         243,230         268,768

Book Value per Share         $       12.41   $       13.02   $       12.31   $       13.71
Tangible Book Value
 per Share                           12.12           12.73           12.02           13.41

Minority Shares
 Outstanding                     3,562,254       3,560,654       3,542,754       3,517,056
Total Shares
 Outstanding - at
 Quarter End                    19,632,372      19,630,772      19,629,372      19,603,674
Weighted Average
 Total Shares
 Outstanding -
 Basic                          19,418,930      19,401,055      19,523,748      19,374,980
Weighted Average
 Total Shares
 Outstanding -
 Fully Diluted                  19,552,867      19,526,064      19,569,097      19,550,470

*    Includes Total Stockholders' Equity less Accumulated Other Comprehensive
     Income.
** Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

     Selected Operating Data (in thousands except share and per share data):

                                 Three months ended              Nine months ended
                          ---------------------------------    ---------------------
                                June 30,          March 31,          June 30,
                          ---------------------   ---------    ---------------------
                            2006        2005        2006         2006        2005
                          ---------   ---------   ---------    ---------   ---------
                                                  Unaudited
Total Interest Income     $  13,739   $  11,422   $  13,273    $  39,799   $  33,159
Total Interest
 Expense                      7,282       5,610       6,606       20,196      15,950
  Net Interest Income         6,457       5,812       6,667       19,603      17,209
Provision for
 Loan Losses                      -           -           -            -           -
  Net Interest
   Income after
   Provision for
   Loan Losses                6,457       5,812       6,667       19,603      17,209
Noninterest
 Income                       1,788       3,108       1,694        9,443       8,095
Noninterest
 Expense                      5,300       4,535       4,873       15,212      13,666
  Income before
   Income Taxes               2,945       4,385       3,488      13,834       11,638
Income Tax
 Expense                        395       1,176         936        3,398       3,042
  Net Income              $   2,550   $   3,209   $   2,552    $  10,436   $   8,596

Earnings per Share        $    0.13   $    0.16   $    0.13    $    0.54   $    0.44
Earnings per
 Share - Fully
 Diluted                       0.13        0.16        0.13         0.54        0.44
Cash Dividends
 per Share***                  0.45        0.35        0.45         1.60        2.85

Net (Recoveries)
 Charge-offs                     67          28          (2)          84         269
Deposit Fees                    981         679         883        2,698       1,981
Gain on Sale of Loans           193         196         153          509         630
Gain on Sale of
 Freddie Mac
 Common Stock                     -       1,906           -        4,769       4,483
Gain on Covered
 Calls Related to
 Freddie Mac
 Common Stock                   215         141         310          538         449

*** First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

                                   Three months ended              Nine months ended
                          -----------------------------------    ----------------------
                                 June 30,           March 31,           June 30,
                          ----------------------    ---------    ----------------------
                            2006         2005         2006         2006         2005
                          ---------    ---------    ---------    ---------    ---------
                                                    Unaudited
Return on Equity               4.00%        4.89%        3.74%        5.35%        4.21%
Return on Assets               0.93         1.19         0.92         1.27         1.06
Net Interest
 Margin                        2.46         2.22         2.49         2.48         2.17
Loan Loss
 Reserve as a %
 of Total Loans                1.55         1.84         1.57         1.55         1.84
Loan Loss
 Reserve as a % of
 Nonperforming
 Assets                      151.14       104.50       139.27       151.14       104.50
Nonperforming
 Assets as a %
 of Total Loans
 and REO                       1.02         1.75         1.13         1.02         1.75
Net Chargeoffs
 as a % of
 Average Loans                 0.02         0.01            -         0.02         0.08
Nonperforming
 Assets to
 Total Assets                  0.36         0.56         0.40         0.36         0.56
Bank Core
 Capital Ratio                 8.77         9.86         8.79         8.77         9.86
Dividend Payout
 Ratio                        62.85        38.36        62.77        54.47       116.54
Effective Tax
 Rate Expense                 13.41        26.81        26.84        24.56        26.14

SOURCE  Charter Financial Corporation
    -0-                             07/25/2006
    /CONTACT: Robert L. Johnson, President & CEO of Charter Financial Corporation, +1-706-645-1391, bjohnson@charterbank.net , or Mike Arneth, marneth@tirc.com , or Woody Wallace, wwallace@tirc.com , both of The Investor Relations Company, +1-312-245-2700/
    CO:  Charter Financial Corporation